Exhibit 99.1

Press Release	For more information contact:
For immediate release	Nils Erdmann	Manager of Investor Relations
Pixar Animation Studios
(510) 752-3374

	John Buckley	Brainerd Communicators
(212) 986-6667

Pixar Reports Second Quarter Financial Results

EMERYVILLE, CA — (August 7, 2003) Pixar Animation Studios (Nasdaq: PIXR) today announced financial results for its fiscal second quarter ended June 28, 2003. For the quarter, Pixar earned $19.5 million or $0.34 per diluted share. These results compare to earnings of $10.4 million, or $0.20 per diluted share, achieved in the year-ago quarter. Revenues for the quarter were $48.9 million, as compared to $22.8 million in the year-ago quarter.

Revenues for the second quarter of 2003 were driven primarily by $260 million of worldwide box office receipts from Finding Nemo (currently at $374 million), versus the year-ago period during which revenues were primarily driven by Monsters, Inc. foreign theatrical box office receipts, merchandise sales, and ancillary royalties, as well as some revenues from Pixar’s library titles.

“Finding Nemo has passed The Lion King to become the most successful animated film ever released in North America,” said Steve Jobs, Pixar’s CEO. “Pixar’s five films have earned over $2.1 billion at the worldwide box office to date, with more to come from Nemo’s international releases, and represent half of the top 10 grossing animated films of all time.”

The company will discuss its second quarter 2003 earnings results and fiscal year 2003 projections during the conference call to be held today, Thursday, August 7, 2003, at 2:00 p.m. (Pacific Time). The call, hosted by Pixar’s chairman and chief executive officer, Steve Jobs, and executive vice president and chief financial officer, Ann Mather, can be accessed by dialing 888-428-4473 (U.S.) or 651-291-0900 (Int’l) approximately 10 minutes prior to the start time. Additionally, a replay of the call will be provided through Monday, August 11, 2003 up until midnight Eastern Time. To access the replay, please call 800-475-6701 (U.S.) or 320-365-3844 (Int’l) and reference the reservation code: 691231.

Pixar will also provide live audio streaming of its second quarter 2003 results conference call. The webcast will be accessible through Pixar’s web site at http://www.pixar.com/investor/index.html.

About Pixar Animation Studios

Pixar Animation Studios (Nasdaq: PIXR, http://www.pixar.com) combines creative and technical artistry to create original stories in the medium of computer animation. Pixar has created five of the most successful and beloved animated films of all time: Academy Award®-winning Toy Story (1995); A Bug’s Life (1998); Golden Globe-winner Toy Story 2 (1999); the Academy Award®-winning Monsters, Inc. (2001); and Finding Nemo (2003). Pixar’s five films have earned more than $2.1 billion at the worldwide box office to date. The Northern California studio’s next two film releases are The Incredibles (November 5, 2004) and Cars (holiday 2005). Pixar’s films are released by Walt Disney Pictures.

This release contains forward-looking information regarding Pixar’s targeted release dates for Pixar’s future films and actual results may differ materially. Factors that could cause delays in the release of our films include, but are not limited to: (1) the uncertainties related to production delays; (2) financing requirements; (3) personnel availability; (4) external socioeconomic and political events; and (5) the release dates of competitive films. Please refer to Pixar’s 2002 Form 10-K and First Quarter 2003 Form 10-Q, particularly the sections on risks, for important factors that could cause actual results to differ.

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Pixar Animation Studios
Condensed Balance Sheets
(in thousands,except per share data)

	Three Months		Six Months
	Ended		Ended

	June 28,	June 29,	June 28,	June 29,
	2003	2002	2003	2002

Revenue:
Film	$45,182	$19,348	$61,557	$55,236
Software	3,694	3,463	5,976	4,648

Total revenue	48,876	22,811	67,533	59,884

Cost of revenue:
Film	7,800	3,570	10,730	11,927
Software	5	136	25	272

Total cost of revenue	7,805	3,706	10,755	12,199

Gross profit	41,071	19,105	56,778	47,685

Operating expenses:
Research and development	6,599	2,229	8,920	4,584
Sales and marketing	578	203	966	454
General and administrative	4,624	1,761	7,009	4,008

Total operating expenses	11,801	4,193	16,895	9,046

Income from operations	29,270	14,912	39,883	38,639
Other income, net	3,001	2,620	5,905	5,102

Income before income taxes	32,271	17,532	45,788	43,741
Income tax expense	12,747	7,090	18,086	17,689

Net income	$19,524	$10,442	$27,702	$26,052

Basic net income per share	$0.36	$0.21	$0.52	$0.52
Diluted net income per share	$0.34	$0.20	$0.49	$0.50
Shares used in computing basic net income per share	53,685	49,758	53,365	49,679
Shares used in computing diluted net income per share	56,788	52,536	56,476	52,102

Pixar Animation Studios
Condensed Balance Sheets
(in thousands)

	June 28,	December 28,
	2003	2002

ASSETS
Cash and investments	$502,516	$339,083
Receivables, net	51,991	136,911
Prepaid expenses and other assets	11,234	13,826
Deferred income taxes	33,239	32,719
Property and equipment, net	116,584	117,423
Capitalized film production costs	110,436	92,104

Total assets	$826,000	$732,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,877	$2,341
Accrued liabilities	28,568	9,322
Unearned revenue	10,746	7,341

Total liabilities	41,191	19,004

Shareholders’ equity:
Common stock	487,318	442,477
Accumulated other comprehensive income	1,360	2,156
Retained earnings	296,131	268,429

Total shareholders’ equity	784,809	713,062

Total liabilities and shareholders’ equity	$826,000	$732,066